                                       FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                       REGISTRATION NO. 333-110938

              PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 13, 2004

                                  $150,000,000

                           OSI PHARMACEUTICALS, INC.

             3 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023
               AND 2,998,800 SHARES OF COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE NOTES

     This Prospectus Supplement relates to resales by selling securityholders of our 3.25% Convertible Senior Subordinated Notes due 2023 and shares of our common stock into which the notes are convertible.

     This Prospectus Supplement must be read in conjunction with the Prospectus dated October 18, 2004 (the "Prospectus").

     SEE "RISK FACTORS," BEGINNING ON PAGE 9 OF THE PROSPECTUS AS THEY MAY BE MODIFIED AND INCORPORATED BY REFERENCE, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 13, 2004

                            SELLING SECURITYHOLDERS

     The information in the table appearing in the Prospectus under the heading "Selling Securityholders" is superseded by the information appearing in the following table:

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER+              OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
-----------------------         -------------------   -------------------   -------------------   --------------
AIG DKR SoundShore Holdings
  Ltd.........................      $ 1,172,000                 *                  23,430               *
AIG DKR SoundShore Oasis
  Holding Fund Ltd............      $ 2,500,000              1.67%                 49,980               *
AIG DKR SoundShore Opportunity
  Holding Fund Ltd............      $   824,000                 *                  16,473               *
AIG DKR SoundShore Strategic
  Holding Fund Ltd............      $ 3,004,000              2.00%                 60,055               *
Alexandra Global Master Fund,
  Ltd.........................      $10,000,000              6.67%                199,920               *
Alta Partners Holdings LDC....      $10,000,000              6.67%                199,920               *
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd.........................      $ 5,860,000              3.91%                117,153               *
Argent Classic Convertible
  Arbitrage Fund, L.P.........      $ 1,590,000              1.06%                 31,787               *
Argent Classic Convertible
  Arbitrage Fund II, L.P......      $   230,000                 *                   4,598               *
Argent LowLev Convertible
  Arbitrage Fund Ltd..........      $ 3,000,000              2.00%                 59,976               *
Argent LowLev Convertible
  Arbitrage Fund LLC..........      $   607,000                 *                  12,135               *
Argent LowLev Convertible
  Arbitrage Fund II LLC.......      $    93,000                 *                   1,859               *
Barclays Global Investors
  Equity Hedge Fund II(4).....      $    43,000                 *                     859               *
Cheyne Fund L.P...............      $ 5,092,000              3.39%                101,799               *
Cheyne Leveraged Fund L.P.....      $ 4,560,000              3.04%                 91,163               *
CIP Limited Duration
  Company.....................      $   224,000                 *                   4,478               *
Class C Trading Company,
  Ltd.........................      $   300,000                 *                   5,997               *
CNH CA Master Account, L.P....      $ 2,000,000              1.33%                 39,984               *
Context Convertible Arbitrage
  Fund, LP(5).................      $ 2,500,000              1.67%                 49,980               *
Context Convertible Arbitrage
  Offshore, Ltd...............      $ 2,350,000              1.57%                 46,981               *
Credit Suisse First Boston
  LLC(5)......................      $ 2,500,000              1.67%                 49,980               *
CS Alternative Strategy
  Ltd.........................      $   124,000                 *                   2,479               *
DB Equity Opportunities Master
  Portfolio Ltd...............      $   800,000                 *                  15,993               *
DBAG London(4)................      $11,400,000              7.60%                227,908               *
Deutsche Bank Securities
  Inc.(5).....................      $ 3,000,000              2.00%                 59,996               *
DKR Saturn Event Driven
  Holding Fund Ltd............      $ 8,750,000              5.83%                174,930               *

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER+              OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
-----------------------         -------------------   -------------------   -------------------   --------------
DKR Saturn Multi-Strategy
  Holding Fund Ltd. (Formerly
  Known As DKR Saturn Holding
  Fund Ltd.)..................      $ 8,750,000              5.83%                174,930               *
Excelsior Master Fund L.P.....      $ 1,150,000                 *                  22,990               *
Geode U.S. Convertible
  Arbitrage Fund..............      $ 5,000,000              3.33%                 99,960               *
GLG Market Neutral Fund.......      $ 8,000,000              5.33%                159,936               *
JP Morgan Securities
  Inc.(5).....................      $12,000,000              8.00%                239,904               *
KBC Financial Products USA
  Inc.(5).....................      $ 2,300,000              1.53%                 45,981               *
KBC Financial Products (Cayman
  Islands) Ltd.(4)............      $ 5,000,000              3.33%                 99,960               *
LDG Limited...................      $   441,000                 *                   8,816               *
Lexington Vantage Fund........      $    25,000                 *                     499               *
Lyxor Context Funds LTD(4)....      $   100,000                 *                   1,999               *
Lyxor Master Fund, Ltd........      $   500,000                 *                   9,996               *
McMahan Securities Co.
  LP(5).......................      $   100,000                 *                   1,999               *
Mellon HBU Master Multi-
  Strategy Fund L.P.(4).......      $   500,000                 *                   9,996               *
Merrill Lynch Pierce Fenner &
  Smith(5)....................      $   500,000                 *                   9,996               *
Morgan Stanley Convertible
  Securities Trust(4).........      $ 1,000,000                 *                  19,992               *
National Bank of Canada.......      $   200,000                 *                   3,998
Polygon Global Opportunities
  Master Fund.................      $ 5,000,000              3.33%                 99,960               *
Pyramid Equity Strategies
  Fund........................      $   200,000                 *                   3,998               *
Quattro Fund Ltd..............      $ 3,850,000              2.57%                 76,969               *
Quattro Multi Strategy Master
  Fund LP.....................      $   825,000                 *                  16,493               *
Relay 3 Asset Holding Co.
  Limited.....................      $    27,000                 *                     539               *
Royal Bank of Canada(4).......      $   200,000                 *                   3,998               *
Satellite Convertible
  Arbitrage Master Fund,
  LLC.........................      $ 5,000,000              3.33%                 99,960               *
Scorpion Offshore Investment
  Fund, Ltd...................      $   231,000                 *                   4,618               *
SP Holdings Ltd...............      $    58,000                 *                   1,159               *
Sphinx Fund...................      $    41,000                 *                     819               *
Standard Global Equity
  Partners L.P................      $   842,000                 *                  16,833               *
Standard Global Equity
  Partners II, L.P............      $    40,000                 *                     799               *
Standard Global Equity
  Partners SA, L.P............      $   403,000                 *                   8,056               *
Standard Pacific Capital
  Offshore Fund, Ltd..........      $ 3,196,000              2.13%                 63,894               *
Standard Pacific MAC 16
  Ltd.........................      $   160,000                 *                   3,198               *

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER+              OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
-----------------------         -------------------   -------------------   -------------------   --------------
TQA Master Fund, Ltd..........      $ 1,082,000                 *                  21,631               *
TQA Master Plus Fund, Ltd.....      $ 1,541,000              1.03%                 30,807               *
UBS O'Connor LLC..............      $   500,000                 *                   9,996               *
Univest Convertible Arbitrage
  Fund II LTD (Norshield).....      $   100,000                 *                   1,999               *
US Bancorp Piper Jaffray(5)...      $ 3,000,000              2.00%                 59,976               *
WPG MSA Convertible Arbitrage
  Fund(4).....................      $   100,000                 *                   1,999               *
Xavex Convertible Arbitrage 10
  Fund........................      $   320,000                 *                   6,397               *
Xavex Convertible Arbitrage 7
  Fund........................      $   262,000                 *                   5,237               *
Zurich Institutional
  Benchmarks Management
  Fund........................      $   825,000                 *                  16,493               *
Zurich Institutional
  Benchmarks Master Fund,
  Ltd.........................      $   164,000                 *                   3,278               *

---------------

+ Information about other selling securityholders will be set forth in post-effective amendments or, if permissible, prospectus supplements. Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

*   Represents less than one percent.

** Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended, since the date upon which the selling securityholders provided to us the information regarding their notes.

(1) Based upon $150,000,000 of 3 1/4% Convertible Senior Subordinated Notes outstanding.

(2) Assumes conversion of all of the securityholders' notes at a conversion price of $50.02 per share. This conversion price is subject to adjustment, however, as described under "Description of the Notes - Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Based upon 50,634,509 shares of common stock which is the number of shares of common stock outstanding as of December 1, 2004.

(4) With respect to selling securityholders that are affiliates of broker-dealers, such entities have represented to us that they acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act of 1933.

(5) This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an "underwriter" within the meaning of the Securities Act of 1933. Please see "Plan of Distribution" for required disclosure regarding these selling securityholders.